UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☒	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

IR-MED, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

IR-MED, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On November 7, 2023

You are hereby notified that the annual meeting of shareholders of IR-Med, Inc., or we, our, us or the Company, will be held on the 7th day of November 2023 at 9am, local time, at the offices of Sullivan & Worcester LLP, located at 1633 Broadway, New York, NY 10019. We intend to hold the annual meeting for the following purposes:

1. To elect three Class II directors to serve a three-year term expiring in 2026;

2. To approve an amendment to the Articles of Incorporation of the Company to increase the number of authorized Common Shares from two hundred and fifty million (250,000,000) shares, par value $0.001 per share, to six hundred million (600,000,000) shares, par value $0.001 per share;

3. To approve of an amendment to the Company’s 2020 Incentive Stock Plan to increase the number of shares available thereunder from 16,000,000 to 17,500,000 shares;

4. To ratify the appointment of Somekh Chaikin Member Firm of KPMG International as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023; and

5. To consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

All shareholders are cordially invited to attend the annual meeting. If your shares are registered in your name, please bring the admission ticket attached to your proxy card. If your shares are registered in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or a letter from that broker, trust, bank or other nominee or your most recent brokerage account statement, that confirms that you are the beneficial owner of those shares. If you do not have either an admission ticket or proof that you own shares of the Company, you will not be admitted to the meeting.

The Board of Directors has fixed the close of business on October 2, 2023 as the record date for the meeting. Only shareholders on the record date are entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof.

Your vote is important regardless of the number of shares you own. The Company requests that you vote by internet or telephone, or complete, sign and date a proxy card, which you may obtain upon request, without delay, even if you now plan to attend the annual meeting. You may revoke your proxy at any time prior to its exercise by delivering written notice or another duly executed proxy bearing a later date to the Secretary of the Company, or by attending the annual meeting and voting in person.

INTERNET AVAILABILITY OF PROXY MATERIALS

Securities and Exchange Commission rules allow us to furnish proxy materials to our shareholders over the internet. You can access proxy materials: https://www.ir-medical.com/agm-2023-proxy-materials/.

Record Holders may vote via the internet at http://www.vstocktransfer.com/proxy with our transfer agent, Vstock Transfer LLC (“Vstock”) and you may mark, sign and date your proxy card and return it by email to vote@vstocktransfer.com by fax to 646-536-3179, or in person. You may also authorize a proxy to vote your shares over the internet. In order to vote over the internet you must have your shareholder identification number, which is set forth in the Notice of Internet Availability of Proxy Materials mailed to you. You may also request a paper proxy card to submit your vote by mail.

By order of the Board of Directors,

/s/ Oded Bashan
Oded Bashan
Chairman of the Board

October 16, 2023

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IMPORTANT: In order to secure a quorum and to avoid the expense of additional proxy solicitation, please either vote by internet or sign, date and return your proxy promptly in the enclosed envelope, even if you plan to attend the meeting personally. Your cooperation is greatly appreciated.

IR-Med, Inc.

ZHR Industrial Zone

Rosh Pina Israel, 1231400

PROXY STATEMENT

INTRODUCTION

This proxy statement and the accompanying proxy are made available by IR-Med, Inc., or we, our, us or the Company, to the holders of record of the Company’s outstanding common shares, $0.001 par value per share, or the Common Shares, commencing on or about October 18, 2023. The accompanying proxy is being solicited by the Board of Directors of the Company, or the Board, for use at the annual meeting of shareholders of the Company, or the Meeting, to be held on the 7th day of November, 2023 at 9am, local time, at the offices of Sullivan & Worcester LLP, located at 1633 Broadway, New York, NY 10019, and at any adjournment or postponement thereof. The cost of solicitation of proxies will be borne by the Company. Directors, officers and employees of the Company may assist in the solicitation of proxies by mail, telephone, telefax, in person or otherwise, without additional compensation. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting materials to the owners of share held in their names and the Company will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of such proxy materials.

The Board has fixed October 2, 2023, as the record date for the Meeting. Only shareholders of record on October 2, 2023, or the Record Date, are entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof. On October 2, 2023, there were 69,873,424 issued and outstanding Common Shares. Each Common Share is entitled to one vote per share.

The presence, at the meeting or by proxy, of the holders of a majority of the Common Shares outstanding on the record date entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Votes of stockholders of record who are present at the annual meeting or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists. If such quorum shall not be present or represented, the shareholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the Meeting, without notice other than announcement at the Meeting, until a quorum shall be present or represented. Abstentions may be specified on all proposals. Abstentions will be counted as present for purposes of determining a quorum and will be counted as not voting on the proposal in question. Submitted proxies which are left blank will also be counted as present for purposes of determining a quorum, but are not counted for purposes of determining whether a proposal has been approved in matters where the proxy does not confer the authority to vote on such proposal, and thus have no effect on its outcome.

The affirmative vote of the holders of a majority of the outstanding Common Shares having voting power shall be required for the approval of the amendment to the Articles of Incorporation of the Company, or the Articles, to increase the number of authorized Common Shares from two hundred and fifty million (250,000,000) shares, par value $0.001 per share, to six hundred million (600,000,000) shares, par value $0.001 per share, or the Authorized Share Increase.

The affirmative vote of the holders of a majority of the Common Shares having voting power present or represented by proxy at the annual meeting is required to approve the amendment to the 2020 Incentive Stock Plan to increase the number of shares available thereunder for issuance.

The affirmative vote of the holders of a majority of the Common Shares having voting power present in person or represented by proxy shall be sufficient for the election of each of the director nominees and for the ratification of the selection of Somekh Chaikin Member Firm of KPMG International, as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2023.

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All Common Shares represented in person or by valid proxies received by the Company prior to the date of, or at, the Meeting, and not revoked, will be voted as specified in the proxies or voting instructions.

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in “street name”, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares.

If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank, or other agent indicates on a proxy that it does not have discretionary authority to vote certain shares on a “non-routine” proposal, then those shares will be treated as broker non-votes. Except for Proposal No. 4, each of the remaining Proposals is a “non-routine” proposal; therefore, your broker, bank or other agent is not entitled to vote your shares on Proposal No. 1, 2, and 3 without your instructions. For the election of Directors broker non-votes, as well as abstentions, will be counted as present for purposes of determining the presence of a quorum, but will have no effect on the results of this vote. For Proposal No. 3, abstentions will be considered present for purposes of establishing a quorum but will have the effect of a vote against the amendment to the Articles. Broker non-votes will also have the effect of a vote against the approval of the amendment to the Articles Proposal. With respect to the ratification Somekh Chaikin broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the appointment of Somekh Chaikin, as our independent registered public accounting firm for 2023, our Audit Committee of our Board of Directors will reconsider its selection.

Any shareholder who has submitted a proxy may revoke it at any time before it is voted, by written notice addressed to and received by our Secretary, by submitting a duly executed proxy bearing a later date or by electing to vote in person at the Meeting. The mere presence at the Meeting of the shareholder appointing a proxy does not, however, revoke the appointment.

Notice of Internet Availability of Proxy Materials

In accordance with rules and regulations of the Securities and Exchange Commission, or the SEC, instead of mailing a printed copy of our proxy materials, which consist of this proxy statement, proxy card, notice of annual meeting, and our annual report to shareholders for the fiscal year ended December 31, 2022, or Fiscal Year 2022, respectively, to each shareholder of record, we may furnish proxy materials via the internet. Accordingly, all of our shareholders of record as of the Record Date will receive a notice of internet availability of proxy materials. The notice of internet availability of proxy materials will be mailed on or about October 18, 2023.

On the date of mailing the Notice of Internet Availability of Proxy Materials, shareholders will be able to access all of the proxy materials at https://www.ir-medical.com/agm-2023-proxy-materials/. The proxy materials will be available free of charge. The Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials over the internet. The Notice of Internet Availability of Proxy Materials contains instructions as to how to vote by internet or by telephone. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may request a paper or email copy of the proxy card. If you received a Notice of Internet Availability of Proxy Materials and would like to receive printed copies of the proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

IMPORTANT: If your shares are held in the name of a brokerage firm, bank, nominee or other institution, you should provide instructions to your broker, bank, nominee or other institution on how to vote your shares. Please contact the person responsible for your account and give instructions for a proxy to be completed for your shares.

Our website address is included several times in this proxy statement as a textual reference only and the information presented on our website is not incorporated by reference into this proxy statement.

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PROPOSAL NO. 1 — RE-ELECTION OF CLASS 2 DIRECTORS

Our Amended and Restated Certificate of Incorporation classifies the Board into three classes, each having a staggered term expiring at successive annual meetings. Two Class I directors were elected in the 2022 Annual Meeting of Shareholders to serve a three-year term expiring at the 2025 Annual Meeting of Shareholders (and until their successors shall be elected and shall qualify). Our Class II directors, Ohad Bashan, Yoram Drucker and Ron Mayron are to be elected at this Annual Meeting of Shareholders to serve a three-year term until the 2026 annual meeting of shareholders and until their successors shall have been duly elected and qualified. The term of our Class III directors, Oded Bashan and Ronnie Klein, shall expire at the 2024 Annual Meeting of Shareholders.

Unless otherwise specified in the proxy, it is the intention of the persons named in the enclosed form of proxy to vote the share represented thereby for the election as directors, each of the nominees whose names and biographies appear below. All of the nominees whose names and biographies appear below are presently our directors. In the event any of the nominees should become unavailable or unable to serve as a director, it is intended that votes will be cast for a substitute nominee designated by the Board. The Board has no reason to believe that the nominees named will be unable to serve if elected. Each nominee has consented to being named in this proxy statement and to serve if elected.

Principal Employment and Experience of Director Nominees and Executive Officers

The following information is furnished with respect to our executive officers and the persons nominated for re-election as directors. All of the director nominees are current members of our Board.

Name	Age	Present Principal Employer and Prior Business Experience

Yoram Drucker	58	Mr. Drucker joined the Board of Directors in December 2019. Mr. Drucker is a serial entrepreneur, founding several companies over the last twenty years and focusing on the Israeli biotech industry. From October 2017 to the present time, Mr. Drucker founded and served as Vice President of Business Development for InnoCan Pharma Ltd., a company traded on the Canadian Stock Exchange. From September 2016 to April 2020, Mr. Drucker was the CEO and Co-founder of a biotech company, ViruCure, developing an oncolytic-virus based technology platform. Prior to this, he served as the CEO and Executive Chairman of Cell Source Ltd. from 2011 to 2014. Additionally, Mr. Drucker was a founding member of Brainstorm (NASDAQ: BCLI), a company publicly traded on the Nasdaq where he served as COO in 2004 and CEO from 2005 to 2007 and a founding member of Pluristem (NASDAQ: PSTI). Mr. Drucker currently serves on the board of directors of Innocan Pharma Corporation (CSE: INNO) and Nurexone Biologic Inc. (TSX: NRX). Mr. Drucker brings significant expertise in the management, operations, business development and product development in start-ups. He is also involved as a consultant and co-founder of other start-ups in different fields.

Ohad Bashan	52

Mr. Bashan joined the Board upon the effectiveness of the Company’s acquisition in December 2020 of IR. Med, Ltd. (the “Acquisition”). Mr. Bashan is an entrepreneur, innovator and executive with a proven track record of more than 25 years of building, leading, running technology companies from startup to NASDAQ traded and experienced Director after serving on the boards of private and publicly traded companies, in the US, Israel, China, Poland and France. From 1998 to 2013, Mr. Bashan he held several senior positions at OTI, which was acquired by Nyax Ltd. Since 2013 to the present time, Mr. Bashan runs a management services business. Mr. Bashan holds a B.A. in business from the College of Business Management, Tel Aviv, with specializations in marketing and finance, and an M.B.A. from Pepperdine University, California.

Ron Mayron	59

Mr. Mayron joined the Board immediately following the Acquisition. Mr. Mayron has extensive experience in the pharmaceutical and medical equipment industries and has held various, significant senior management positions, both local and global, within Teva Pharmaceutical Industries Ltd. (“Teva”) over the last 21 years. During his career at Teva, Mr. Mayron served in various VP positions, most recently he was CEO of Teva Israel and VP Israel and Africa from June 2009 until September 2013. Mr. Mayron’s core expertise is in marketing, sales and distribution, mergers and acquisitions, business development, global operation and supply chain and strategic development. Mr. Mayron currently serves on the board of directors of Innocan Pharma Corporation (CSE: INNO), Nurexone Biologic Inc. (TSX: NRX), IceCure Medical Ltd. (NASDAQ” ICCM), BioLight Life Sciences Ltd. (TASE: BOLT), Entera Bio (NASDAQ: ENTX) and Kadimastem Ltd. (TASE: KDST) Mr. Mayron holds a B.Sc. – Industrial Engineering & Management, Ben Gurion University and M.B.A from Tel-Aviv University.

There are no family relationships between any of the above Class II directors standing for election.

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Information Relating to Continuing Directors who are not Standing for Election or Re-election this Year

Oded Bashan, age 76, co-founded IR-Med Ltd with Aharon Klein and, since September 2013 has been serving as Chairman of IR. Med Ltd and since 2023 is serving as Interim Chief Executive Officer. Upon the effectiveness of our acquisition in December 2020 of IR. Med, Ltd. (the “Acquisition”), he was appointed to Board of Directors and on January 20, 2021, was appointed as Chairman of the Board and on April 6, 2021 he was appointed Chief Executive Officer on an interim basis following the resignation of Ms. Davidson Mund. Mr. Bashan has over 35 years of experience in managing, building and running technology companies. He was Founder, CEO & chairman of OTI Ltd. from 1990 to 2013, a Nasdaq traded global technology leader with more 250 employees. Since January 2013, together with his son Mr. Ohad Bashan, they have been managing several private companies engaged in biotech. Previously, Mr. Bashan served as the president of Electro-Galil form 1984 to1990. He was awarded the Leading Businessman Award in Management, Business and Economics by the Israeli Institute of Public Opinion. Mr. Bashan holds both B.Sc. and M.Sc. in Economics and Business management from the Hebrew University of Jerusalem.

The Board believes that Mr. Bashan’s extensive experience in United States public companies, his long-standing involvement with IR-Med Ltd. and his knowledge of our product candidates ideally situate him to serve on our Board.

Yaniv Cohen, age 43, co-founded IR. Med, Ltd. in September 2013 and served as the R&D manager since then. Following the completion of the of IR. Med Ltd. by our company (the “Acquisition”), he was appointed to the Board. Mr. Cohen is an experienced electrical engineer with expertise in the fields of wave propagation and IR Spectroscopy for medical applications. Additionally, Mr. Cohen holds 4 patents in medical devices, co-authored eight articles in scientific journals as well as speaking in conferences around the globe. From 2010 to 2013, Mr. Cohen served as R&D manager for PIMS, an Israeli medical device company, focusing on IR imaging and spectral analysis for non-invasive cancer detection and identification. From 2008 to 2009, Mr. Cohen worked for Cisco as a system engineer. Prior to which, from 2006 to 2008, he worked as a service engineer for Intel Israel. Mr. Cohen is a Candidate of Sciences in the doctoral program, Informatics and Computer Engineering in the National Research University Higher School of Economics, School of Electronic Engineering Institute of Electronics and Mathematics (MIEM HSE), Moscow, Russia. Mr. Cohen holds a M.Sc. in Electrical Engineering from Holon Institute of Technology (2007).From 2009 to 2010, he attended the Ben-Gurion University of the Negev, Beer Sheva, Israel where he wrote a thesis in wave prorogation.

The Board believes that Mr. Cohen’s extensive knowledge and long-standing involvement of the Company and his extensive knowledge of relevant technologies qualify him to serve on our Board.

Aharon Klein, age 59, co-founded Ir. Med, Ltd in September 2013 and served as director since then and Chief Operating Officer from September 2013 until the date of the Acquisition. Upon the Acquisition, he was appointed Chief Technology Officer in. Mr. Klein is a medical device and biotech expert, with a strong clinical background. Prior to founding the Company, from 2004 to 200,7 Mr. Klein co-founded and served as CEO of Fertiligent, a start-up company focused on innovative fertility treatments, which was acquired by a United Kingdom based investment group in 2008. From 2008 to 2013, immediately prior to co-founding the Company, he founded a medical device company developing infrared based diagnostic tools for diagnosing colon cancer insito without the need for biopsies (optical biopsies). Mr. Klein graduated from the Faculty of Engineering in the Technion Israel Institute of Technology. Mr. Klein is experienced in initiating and running medical device start-up companies, including development running clinical trials and regulatory affairs.

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The Board believes that Mr. Klein’s extensive knowledge and long standing involvement with the Company and his knowledge of the core technologies underlying our product candidates ideally situate him to serve on our Board.

Inna Martin, age 48, has been nominated by our Board to stand for election. Inna Martin is an experienced executive with more than 18 years of hands on experience in the development of new ventures, business consulting, and venture capital investments. Since 2020, Ms. Martin has been serving as a CEO and Director of Revium Recovery Inc., a company currently focusing on the development of a disruptive Clinical Decision Support software (CDS) for digital mental health area applications. In 2021, Mrs. Martin has successfully completed studies of AI in Healthcare course run by MIT Sloan School of Management. Prior to joining Revium, 2018-2020 Mrs. Martin founded a startup company in cardiovascular field. Under her management, the company successfully completed First in Human clinical studies and received FDA approval for its unique Stent Positioning Assistance System, SPAS™, - a novel proprietary tool developed for safer PCI procedure and precise stent positioning. From 2014 to 2018, Mrs. martin served as a Managing Director of Investments at RosNanoMedInvest, a $760 million sovereign fund initiative in innovation in healthcare field, partner of Domain Associates LLC (US). Prior to joining the fund, from 2007 to 2014, Ms. Martin provided business development and consulting services to a range of companies in pharma and medtech fields in Israel and Europe, including project opportunity assessment services, market analyses, sales forecasting, business planning, and strategic development planning.

The Board believes that Ms. Martin’s extensive experience in innovative healthcare-related ventures, international network of contacts, knowledge of implementation of AI in Healthcare fields brings to our Board needed experience in this field.

Family Relationships

Oded Bashan is the father of Ohad Bashan.

The following table sets forth certain information regarding our executive officers who are not also directors.

Name	Age
Tzur Di Cori	56	Chief Executive Officer
Sharon Levkoviz	49	Chief Financial Officer
Aharon Binur	59	Chief Development Officer

Tzur Di Cori. Mr. Cori will act as Chief Executive Officer starting October 15, 2023. Mr. Di-Cori, has served as the Co-Founder and owner at NatureIM Ltd. since 2023, a private holding company focused on developing peptide-derived materials for various purposes. From 2020-2023, Mr. Di-Cori served as CEO of DUSMIT Ltd., a privately–owned start-up company active in the health tech industry and agriculture which focuses on the development of air purification technology based on a real-time denaturation process, solving indoor air pollution. From 2017-2020, he served as Chief Executive Officer and co-founder at Veoli Ltd., a company which develops solutions for medical cannabis delivery. Prior to that, from 2014 to 2017, he served as Chief Executive Officer of Motorika Medical Ltd., a company developing robotic physical therapy devices for upper and lower extremities.

Sharon Levkoviz. Mr. Levkoviz was appointed to Chief Financial Officer upon the effectiveness of the Acquisition. Mr. Levkoviz served from 2011-2021 in Achdut Israel Ltd., an Israeli company providing accounting and economic consulting services, as regional manager. Prior to that period, Mr. Levkoviz served as a Chief Controller at OTI global company, Nasdaq traded company, from 2005 through 2011. Mr. Levkoviz received his CPA from Ramat Gan College and a B.A. in Business Administration from Rupin College in Israel. In addition, Mr. Levkoviz served ten years as a chairman of finance and human resource committee at Ohalo College and also five years as a director at the development company of Katzrin, Mr. Levkoviz served eight years as a member of Katzrin plenum.

Aharon Binur. Mr. Aharon Binur was appointed as Chief Development Officer on April 29, 2021 to lead product development. Mr. Binur is an electronics engineer who graduated from the Technion in Haifa, Israel. He was an electronics engineer at OTI from November 1999 through February 2001 and became a development manager at a subsidiary of OTI March 2001 and has held several other positions at OTI through April 2013. Mr. Binur also served as CTO (August 2009 through November 2014) and VP of R&D (March 2017 through April 2021) at Lehavot- advanced fire protection systems. Mr. Binar has extensive experience in multidisciplinary technological management, including software, hardware and mechanics, development of final systems and products for the client, while maintaining high quality and international standards. Mr. Binar has a unique and creative approach to technology management, including patents registered on his name.

Required Vote

The affirmative vote of the holders of a majority of the Common Shares having voting power present in person or represented by proxy shall be sufficient for the election of each of the director nominees.

The Board recommends a vote “FOR” the election of each of the director nominees named above.

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PROPOSAL NO. 2 — AMENDMENT TO ARTICLES OF INCORPORATION OF THE COMPANY TO INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES FROM TWO HUNDRED AND FIFTY MILLION (250,000,000) SHARES, PAR VALUE $0.001 PER SHARE, TO SIX HUNDRED MILLION (600,000,000) SHARES, PAR VALUE $0.001 PER SHARE

Our Board has unanimously approved an amendment to our Articles to increase the number of authorized Common Shares from two hundred and fifty million (250,000,000) shares to six hundred million (600,000,000) shares, as further described below. If approved, the Authorized Share Increase would be effected by amending Article 4 of our Articles. The full text of the proposed amendment to Article 4 of our Articles is attached to this Proxy Statement as Appendix A.

On October 2, 2023, there were 69,823,424 issued and outstanding Common Shares, and we have reserved 30,447,650 Common Shares under our existing equity incentive plans and outstanding warrants, and as a result thereof, our flexibility to carry out any future capital raising activities, if any, and grant equity incentives to employees and service providers, if any, may be extremely challenging.

Our Board believes that the Authorized Share Increase is advisable, and in our shareholders’ best interests, in order to give us greater flexibility in considering and planning for future potential business needs. If the amendment to our Articles is adopted, we will have authorized Common Shares available in the event our Board determines that it is necessary and appropriate to raise additional capital through the sale of equity securities, to acquire another company or its assets, to provide equity incentives to employees, officers or directors, to establish strategic relationships with corporate partners and/or similar transactions or for other corporate purposes. If the Authorized Share Increase is approved, the additional authorized Common Shares would be available for issuance at the discretion of the Board and without further shareholder approval, except as may be required by law or the rules of the Company’s then-current listing market or exchange.

Possible Effects of the Authorized Share Increase

The newly authorized Common Shares will have all the powers, preferences, and rights of the shares of Common Shares presently authorized. Therefore, approval of the Authorized Share Increase would not affect a current Common Shares holder’s rights as a shareholder, except for any dilutive effects of a potential increase in the number of outstanding Common Shares to, among other things, earnings per share, book value per share, and the voting power of current holders of our Common Shares. The Authorized Share Increase would not have any immediate dilutive effect on the proportionate voting power or other rights of existing shareholders until additional shares are issued.

As is true for shares presently authorized but unissued Common Shares, the future issuance of Common Shares authorized by the Authorized Share Increase may, among other things, decrease existing shareholders’ percentage equity ownership, be dilutive to the voting rights of existing shareholders, and, depending on the price at which they are issued, have a negative effect on the market price of the Common Shares.

Potential Anti-Takeover Effects of the Authorized Share Increase

Since the Authorized Share Increase will provide that the number of authorized Common Shares will be six hundred million (600,000,000), the Authorized Share Increase, if effected, will result in an increase in the number of authorized but unissued Common Shares and could, under certain circumstances, have an anti-takeover effect, although this is not the purpose or intent of our Board. An increase in our authorized Common Shares could potentially deter takeovers, including takeovers that our Board has determined are not in the best interest of our shareholders, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover more difficult. The Authorized Share Increase could make the accomplishment of a given transaction more difficult even if it is favorable to the interests of shareholders. For example, we could issue additional Common Shares without further shareholder approval so as to dilute the share ownership or voting rights of persons seeking to obtain control without our agreement. Similarly, the issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the share ownership or voting rights of persons seeking to cause such removal. The Authorized Share Increase therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts, the Authorized Share Increase may limit the opportunity for our shareholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal.

We have not proposed the increase in the number of authorized Common Shares with the intention of using the additional authorized Common Shares for anti-takeover purposes, but we would be able to use the additional Common Shares to oppose a hostile takeover attempt or delay or prevent changes in our control or our management. Although the Authorized Share Increase has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt, shareholders should be aware that the effect of the Authorized Share Increase could facilitate future attempts by us to oppose changes in our control and perpetuate our management, including transactions in which the shareholders might otherwise receive a premium for their shares over then current market prices. We cannot provide assurances that any such transactions will be consummated on favorable terms or at all, that they will enhance shareholder value, or that they will not adversely affect our business or the trading price of the Common Shares.

Required Vote

The affirmative vote of the holders of a majority of the outstanding Common Shares having voting power shall be required for the approval of the amendment to the Articles to effect the Authorized Share Increase.

The Board recommends a vote “FOR” the amendment to the Articles of Incorporation of the Company to increase the number of authorized Common Shares from two hundred and fifty million (250,000,000) shares, par value $0.001 per share, to six hundred million (600,000,000) shares, par value $0.001 per share.

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PROPOSAL NO. 3 APPROVAL OF AN AMENDMENT TO INCREASE THE NUMBER OF SHARES TO BE GRANTED UNDER THE COMPANY’S 2020 INCENTIVE STOCK PLAN

General

In December 2020, our Board and stockholders adopted the 2020 Incentive Stock Plan (the “2020 Incentive Plan” or the “Plan”). The Plan is intended to encourage ownership of our Common Shares by our employees and directors and certain of our consultants, including employees of IR-Med Ltd, in order to attract and retain such people, to induce them to work for the benefit of us and to provide additional incentive for them to promote our success. Initially the Board reserved seven million shares under the 2020 Incentive Plan. On June 20, 2021, the Board approved a resolution to increase the Common Shares available under the 2020 Incentive Plan from 7,000,000 to 10,000,000 shares and, on July 22, 2021, the holders of a majority of our voting stock approved such increase.

On June 27, 2022, our Board approved an amendment to the Plan, to be effective upon approval by our stockholders at the annual meeting, to increase the number of shares authorized for issuance of awards under the Plan from 10,000,000 Common Shares to 15,000,000 Common Shares. On October 26, 2022, our Board approved a further amendment to the Plan to increase the number of shares authorized for issuance of awards under the Plan from 15,000,000 shares to an aggregate of 16,000,000 Common Shares. The holders of a majority of our voting stock approved such increase.

On September 27, 2023, our Board approved a further amendment to the Plan, to increase the number of shares authorized for issuance of awards under the Plan from 16,000,000 shares to an aggregate of 17,500,000 Common Shares, to be effective upon approval by our stockholders at the 2023 Annual Meeting. A copy of the amendment to the Plan is annexed hereto as Appendix B.

The Plan permits the issuance of equity-based awards, including incentive stock options (“ISOs”), nonqualified stock options and restricted stock grants (collectively, the “Awards”). The 2020 Incentive Plan is intended to enable the Company to continue to have an adequate number of Common Shares available for the grant of equity securities to attract new employees, as well as retain current employees. Although the Company cannot currently determine the number of Awards that may be granted in the future to the directors, consultants, executive officers and other employees of the Company, each of the executive officers and key employees of the Company has an interest in the approval of the additional number of Common Shares available for issuance in so far as they are eligible recipients of Awards under the 2020 Incentive Plan.

The Plan is administered by the Board, or such other committee (the “Committee”) of the Board that is designated by the Board to administer the Plan, composed of not less than two members of the Board all of whom are disinterested personas, as contemplated by Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

As of the Record Date, the Company awarded to its employees and service providers options to purchase up to 15,544,175 Common Shares, of which options for 7,821,175 shares were at an exercise price of US$ 0.32 per share, options for 7,043,000 shares were at an exercise price of US$ 0.58 per share, options for 480,000 shares were at an exercise price of US$ 0.01 per share and options for 200,000 shares were at an exercise price of $0.64 per share.

As of the Record Date, options for 10,601,688 shares were vested and the remaining balance has a vesting period ranging between one to four years. The options are exercisable for periods ranging between three to ten years from the vesting date.

Our Board believes approval of the amendment to increase the aggregate number of shares available for issuance under the Plan is in our best interests and those of our stockholders and recommends a vote “FOR” the approval of the amendment to the Plan.

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Material Features of the Plan

Purpose and Eligible Individuals. The purpose of the Plan is to retain the services of directors, officers, employees or consultants of the Company and our subsidiaries (“Participants”), thereby strengthening their incentive to achieve the objectives of the stockholders of the Company, to serve as an aid and inducement in the hiring of new employees and to provide an equity incentive to consultants and other persons selected by the Committee.

Shares Subject to the Plan. The maximum aggregate number of Common Shares currently reserved under the Plan is 16,000,000 shares. If any Award shall terminate or expire, any shares allocated but remaining unpurchased upon such expiration or termination shall again be available for grant under the Plan as though no Award had previously occurred with respect to such shares. Any shares issued pursuant to an Award and repurchased pursuant to the terms thereof shall be available for future grants as though not previously covered by an Award.

Administration. The Plan shall be administered by the Board; provided however, that the Board may delegate such administration to the Committee. Subject to the terms of the Plan, the Board or the Committee’s authority includes the authority to: (1) select or approve Award recipients; (2) determine the terms and conditions of Awards, including the price to be paid by a participant for any Common Shares; and (3) interpret the Plan and prescribe rules and regulations for its administration. Subject to the provisions of the Plan, the Board and/or the Committee shall have authority to (a) grant, in its discretion, ISOs in accordance with Section 422 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), or nonqualified stock options or stock grants; (b) determine in good faith the Fair Market Value (as defined below) of the Stock covered by any Award; (c) determine which eligible persons shall receive Awards and number of shares, restrictions, terms, vesting schedule and conditions to be included in such Awards; (d) construe and interpret the Plan, promulgate, amend and rescind rules and regulations relating to its administration and correct defects, omissions and inconsistencies in the Plan or any Awards; (e) consistent with the Plan and with the consent of the Participant, as appropriate, amend any outstanding Grant including amending the exercise date or dates thereof; (f) determine the duration and purpose of leaves of absence that may be granted to Participants without constituting termination of their employment for the purpose of the Plan or any Awards; and (g) make all other determinations necessary or advisable for the Plan’s administration. Fair Market Value means, as of any date, the value of our Common Shares determined as follows: (i) if the Common Shares are trading on any established stock exchange or national market system, the Fair Market Value shall be closing sale price of the Common Shares on the principal exchange on which Common Shares are then trading (or as reported on any composite index which included such principal exchange), on the trading day immediately preceding such date, or if the Common Shares are not traded on such date, then on the next preceding date, of which a trade occurred, as reported in The Wall Street Journal or such other comparable quotation systems; or (ii) if the Common Shares are not traded on an exchange, but are quoted on the Nasdaq or other comparable quotation system, the Fair Market Value shall be the mean between the closing representative bid and ask prices for the Common Shares on the trading day immediately preceding such date or, if no bid and ask prices were reported on such date, then on the last date preceding such date on which both bid and ask prices were reported, all as reported by Nasdaq or such other comparable quotation system; or (iii) if the Common Shares are not publicly traded on an exchange and not quoted on Nasdaq or a comparable quotation system, the Fair Market Value shall be determined in good faith by the Board or Committee or by an external valuation evaluator retained by the Company.

Stock Options. The Board or the Committee may grant ISOs or nonqualified stock options (collectively, the “Options”). Under the Plan the Company shall not grant an ISO to any employee if such Award would result in such employee holding the right to exercise for the first time in any one calendar year, under all ISOs granted under the Plan or any other plan maintained by the Company, with respect to shares having an aggregate Fair Market Value, determined as of the date the Option is granted, in excess of $100,000. The Board or the Committee determines the exercise price of an Option, its duration and the manner and time of exercise. However, in no event shall an Option be exercisable more than ten years following the grant date thereof. ISOs may be issued only to employees of the Company or of certain corporate subsidiaries of ours. Further, an ISO generally must be exercised within ten years of grant. The Board or the Committee, in its discretion, may provide the vesting terms of any Option. The vesting of one or more outstanding Options may be accelerated by the Board or the Committee at such times and in such amounts as it shall determine in its sole discretion. Options may generally be exercisable for up to three months following the termination of employment or other service relationship, unless the Board or the Committee specifies otherwise or in the event of a termination for “cause” or the expiration date of the Option.

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Each Option shall state the exercise price, which shall be determined as follows: (i) any ISO granted to a person who at the time the Option is granted owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (“Ten Percent Holder”) shall have an exercise price of no less than 110% of Fair Market Value as of the date of grant; and (ii) ISOs granted to a person who at the time of the Option is granted is not a Ten Percent Holder shall have an exercise price of no less than 100% of Fair Market Value as of the date of grant.

The exercise price of an Option may be paid in cash or by certified or cashier’s check, in Common Shares owned by the Participant or by means of a “net exercise” procedure in which a broker transmits to us the exercise price in cash, either as a margin loan or against the participant’s notice of exercise and confirmation by us that we will issue and deliver to the broker stock certificates for that number of Common Shares having an aggregate fair market value equal to the exercise price. At the discretion of the Board, payment may be made in another form.

Options granted under the Plan and the rights and privileges conferred by the Plan may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by applicable laws of descent and distribution.

Stock Grants. The Board or Committee may issue Common Shares to Participants with or without restrictions, as determined by it in its discretion. Restrictions may include conditions that require the Participant to forfeit the shares (or the right to receive shares) in the event that the holder ceases to provide services to us. The recipient of a stock grant, including a stock grant subject to restrictions, unless otherwise provided for in a restricted stock agreement, has the rights of a stockholder of ours to vote and to receive payment of dividends on our Common Shares.

Effect of Certain Corporate Transactions. Subject to any required action of stockholders, the number of Common Shares covered by each outstanding Option, and the exercise price per share thereof set forth in each such Option, shall be proportionately adjusted for any increase or decrease in the number of issued Common Shares of the Company resulting from a stock split, stock dividend, combination, subdivision or reclassification of shares, or the payment of stock dividend, or any other increase or decrease in the number of such shares affected without receipt of consideration by the Company; provided, however, the conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration” by the Company. In the event of a proposed dissolution or liquidation of the Company, a merger or consolidation in which the Company is not the surviving entity or a sale of all or substantially all of the assets or capital stock of the Company (collectively, a “Reorganization”), unless otherwise provided by the Board, this Option shall terminate immediately prior to such date as is determined by the Board, which date shall be no later than the consummation of such Reorganization. In such event, if the entity which shall be surviving entity does not tender to Optionee an offer, for which it has no obligation to do so, to substitute for any unexercised Option a stock option or capital stock of such surviving entity, as applicable, which on an equitable basis shall provide the Optionee with substantially the same economic benefit as such unexercised Option, then the Board may, in its sole discretion, grant to Optionee, in its sole and absolute discretion and without obligation, the right for a period commencing thirty (30) days prior to and ending immediately prior to the date determined by the Board pursuant thereto for termination of the Option or during the remaining term of the Option, whichever is the lesser, to exercise any unexpired Option or Options without regard to the provisions of Paragraph 5(d) of the Plan provided, that any such right granted shall be granted to all Optionees not receiving an offer to receive substitute options on a consistent basis; and provided, further, that any such exercise shall be subject to the consummation of such Reorganization. Subject to any required action of stockholders, if the Company shall be the surviving entity in any merger or consolidation, each outstanding Option thereafter shall pertain to and apply to the securities to which a holder of Common Shares equal to the shares subject to the Option would have been entitled by reason of such merger or consolidation. In the event of a change in the Common Shares of the Company as presently constituted, which is limited to a change of all of its authorized shares, the shares resulting from any such change shall be deemed to be Stock within the meaning of the Plan. To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided in the Plan the Optionee shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class, and the number or price of Common Shares subject to any Option shall not be affected by, and no adjustment shall be made by reason of, any dissolution, liquidation, merger, consolidation or sale of assets or capital stock, or any issue by the Company of shares of stock of any class or securities convertible into shares of stock of any class. The Grant of an Option pursuant to the Plan shall not effect in any way the right or power of the Company to make any adjustments, reclassifications, reorganizations or changes in its capital or business structure or to merge, consolidate, dissolve or liquidate or to sell or transfer or any part of its business or assets.

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Modifications to the Plan. The Board or the Committee may, at any time, modify, amend or terminate the Plan or modify or amend Awards granted under the Plan, including, without limitation, such modifications or amendments as are necessary to maintain compliance with applicable laws. However, the Board or the Committee may not, without approval of the Company’s stockholders: (1) increase the total number of shares covered by the Plan, except by adjustments upon certain changes in capitalization; (2) change the class of persons eligible to receive Awards under the Plan; or (3) make other changes in the Plan that require stockholder approval under applicable law (including any rules of any applicable stock exchange or stock quotation system of which the Company’s Common Shares are traded). Except as otherwise provided in the Plan or an Award agreement, no amendment will adversely affect outstanding Awards without the consent of the Participant. Any termination of the Plan will not terminate Awards then outstanding, without the consent of the Participant.

Term of the Plan. Unless sooner terminated by the Board, the Plan will terminate on the day prior to the tenth (10th) anniversary of its adoption by the Board. No Award may be granted after such termination or during any suspension of the Plan.

U.S. Tax Treatment. The following description of the United States federal income tax consequences of Awards is general and does not purport to be complete nor does it describe state, local or foreign tax consequences.

Nonqualified Stock Options. Options that are not intended to qualify as ISOs (designated as such at grant), or Options that would otherwise have qualified but in fact fail to qualify as ISOs, are considered to be “nonqualified” stock options.

A nonqualified stock option ordinarily will not result in income recognition to the Participant or a deduction to us at the time of grant. The Participant will recognize compensation income (ordinary income plus employment tax) and will be subject to required withholding at the time of exercise of a nonqualified stock option in an amount equal to the excess of the then fair market value of the Common Shares over the exercise price per share if the Common Shares received are not subject to a “substantial risk of forfeiture,” or as of the date or dates on which the risk terminates in other cases. (As discussed below under Stock Grants, a Participant may elect to be taxed on the difference between the exercise price and the fair market value of the Common Shares on the date of exercise, even though some or all of the Common Stock acquired is subject to a substantial risk of forfeiture.)

A Participant’s initial basis in Common Shares acquired will generally be the amount paid on exercise of the nonqualified stock option plus the amount of any corresponding compensation income. Any gain or loss as a result of a subsequent disposition of the Common Shares so acquired will be capital gain or loss (short-term or long-term, as applicable).

ISOs. ISOs are intended to qualify for favorable income tax treatment under Section 422 of the Code. An ISO does not result in income recognition to the Participant or a deduction to us at the time it is granted or exercised, assuming the Common Shares received are not subject to a substantial risk of forfeiture and provided that no disposition is made by the Participant of the Common Shares acquired pursuant to the Option within two years after the date of grant of the Option nor within one year after the date of issuance of Common Shares to the Participant (referred to as the “ISO holding period”). However, the difference between the fair market value of the Common Shares on the date of exercise and the exercise price will be an item of tax preference includible in the “alternative minimum taxable income” of the Participant.

Upon disposition of the Common Shares after the expiration of the ISO holding period, the Participant will generally recognize long-term capital gain or loss based on the difference between the disposition proceeds and the exercise price paid. If the Common Shares are disposed of prior to the expiration of the ISO holding period (referred to as a “disqualifying disposition”), the Participant will recognize ordinary income, and we will be entitled (subject to the limitations of Section 162(m) of the Code, discussed below) to a corresponding deduction, in the year of the disposition, generally equal to the excess of the fair market value of the shares on the date of exercise of the Option (or the sale price of the shares sold, if less) over the exercise price. Any additional gain or loss realized on the disposition will be capital gain or loss.

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Stock Grants. With respect to Awards of Common Shares that are made without any restrictions, the Participant must generally recognize compensation income equal to the excess of the fair market value of shares received over the amount paid (if any). Compensation income of the Participant will be subject to income and employment tax and withholding (if the Participant is an employee) or income and self-employment tax (if not). We will be entitled to a deduction (subject to the limitations of Section 162(m) of the Code, discussed below) in an amount equal to the compensation income recognized by the Participant.

If an Award of Common Shares is subject to restrictions, the Participant generally will not recognize compensation income at the time of the Award, but will instead recognize compensation income equal to the excess of the fair market value of the shares received over the amount paid (if any) when restrictions on transferability or that otherwise constitute a substantial risk of forfeiture lapse. A Participant may elect (by filing a so-called Section 83(b) election with the Internal Revenue Service (the “IRS”) within 30 days of the receipt of the Common Shares) to instead recognize compensation income at the time of the receipt of the Common Shares, rather than upon the lapse of restrictions on transferability or substantial risk of forfeiture, but if the Participant subsequently forfeits such shares, the Participant would not be entitled to a tax deduction for the amount of previously recognized compensation income. The Participant will only be entitled to a capital loss for the amount paid, if any, for the Common Shares. Compensation income of the Participant will be subject to income and employment tax and withholding (if the Participant is an employee) or income and self-employment tax (if not). We will be entitled to a deduction (subject to the limitations of Section 162(m) of the Code, discussed below) in an amount equal to the compensation income recognized by the Participant.

The full amount of dividends or other distributions of property made with respect to Awards before the lapse of any applicable restrictions will constitute compensation income) subject to withholding), and the Company is entitled to a deduction at the same time and in the same amount as the income is realized by the Participant (unless an election under Section 83(b) of the Code has been made).

When the Common Shares are subsequently sold, the Participant generally will recognize capital gain or loss (short-term or long-term, as applicable) equal to the difference between the amount realized upon the sale of the shares and the Participant’s tax basis (generally the amount paid plus any compensation income recognized). The capital gain or loss will be long-term if the shares were held for more than one year or short-term if held for a shorter period.

Additional federal tax. After an Award under the Plan has settled, the individual holding our Common Shares may be required to pay a 3.8% tax with respect to the individual’s net investment income, including dividends on and gains from the sale or other disposition of our stock, to the extent that the individual’s total adjusted income exceeds applicable thresholds.

Limitation on the Company’s Deductions. Section 162(m) of the Code generally disallows a federal income tax deduction to public companies for compensation in excess of $1,000,000 paid in any year to the principal executive officer and certain other executive officers. Prior to the Tax Cuts and Jobs Act of 2017 (the “TCJA”), an exception existed for “performance-based” compensation but this exception.

The TCJA modified the group of individuals to whom payments of compensation in excess of $1,000,000 is not deductible to generally include the principal executive officer, the principal financial officer and the three other most highly compensated executive officers, and provided that each person covered by Section 162(m) of the Code for a particular year after 2016 will remain subject to this limit in subsequent years, even if otherwise not included in that group for the year. It also eliminated the performance-based exemption from Section 162(m) of the Code.

Certain of our compensation arrangements may result in non-deductible compensation when the total compensation to a person subject to Section 162(m) of the Code exceeds $1,000,000.

Required Vote

The affirmative vote of the holders of a majority of the outstanding Common Shares having voting power shall be required for the approval of the amendment to the 2020 Incentive Plan.

The Board recommends a vote “FOR” the amendment to the Plan to increase the aggregate number of authorized shares under the 2020 Incentive Plan from 16,000,000 to 17,500,000 shares.

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PROPOSAL NO. 4 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.

Our Audit Committee has selected Somekh Chain, a member of KPMG International Group (“Somekh Chaikin”), as our independent registered public accounting firm, or the Independent Auditors, for the current fiscal year, subject to ratification by our shareholders at the Meeting. We expect that representatives of Somekh Chaikin will be present by video at the annual meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

In deciding to appoint Somekh Chaikin, the Audit Committee reviewed auditor independence issues and existing commercial relationships with Somekh Chaikin and concluded that Somekh Chaikin has no commercial relationship or other relationships with the Company that would impair its independence.

Somekh Chaikin has acted as the Company’s independent registered public accounting firm since 2020.

The following table presents fees for professional audit services rendered by Somekh Chaikin for the audit of the Company’s audited financial statements for the years ended December 31, 2022 and December 31, 2021 and fees billed for other services rendered by Somekh Chaikin during the period:

	2022	2021
Audit fees (1)	$79,500	$140,000
Audit-related fees (2)	-	-
Tax fees (3)	$1,400	$1,500
All other fees	-	-
Total:	$80,900	$141,500

(1)	Audit fees consist of audit and review services, consents and review of documents filed with the SEC.

(2)	Audit-related fees consist of assistance and discussion concerning financial accounting and reporting standards and other accounting issues.

(3)	Tax fees consist of preparation of federal and state tax returns, review of quarterly estimated tax payments, and consultation concerning tax compliance issues.

Prior to engagement, the Audit Committee pre-approves each of these services by category of service. The fees are budgeted and the Audit Committee requires our independent registered public accounting firm and management to report actual fees versus the budget at year end by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires pre-approval before engaging our independent registered public accounting firm. All of the services described above were pre-approved by our Audit Committee.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

In the event the stockholders do not ratify the appointment of Somekh Chaikin as our independent registered public accounting firm, the Audit Committee will reconsider its appointment.

Required Vote

The affirmative vote of a majority of the Common Shares cast affirmatively or negatively at the annual meeting is required to ratify the appointment of the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2023.

The Board recommends a vote “FOR” the ratification of the selection of Somekh Chaikin, as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2023.

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CORPORATE GOVERNANCE

During the fiscal year ended December 31, 2022, the Board held 10 board meetings. Six directors attended 100% of the aggregate number of meetings of the Board and 100% of any committees of the Board on which they served. One director attended 60% of the aggregate number of meetings of the Board on which he served.

Board Leadership Structure and Role in Risk Oversight

In accordance with our Amended and Restated Articles of Incorporation, our Board of Directors is divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following the election. The authorized number of directors may be changed by resolution of the Board of Directors. Currently, Mr. Oded Bashan serves at Interim Chief Executive Officer and Chairman of the Board of Directors of the Company. We believe that our current leadership structure is optimal for the Company at this time.

Our Board of Directors currently has one independent member and five non-independent members. All of our independent directors have demonstrated leadership in other organizations and are familiar with board of director processes.

Our management is principally responsible for defining the various risks facing the Company, formulating risk management policies and procedures, and managing our risk exposures on a day-to-day basis. The Board of Directors’ principal responsibility in this area is to monitor our risk management processes by informing itself concerning our material risks and evaluating whether management has reasonable controls in place to address the material risks, and to ensure that sufficient resources, with appropriate technical and managerial skills, are provided throughout the Company to identify, assess and facilitate processes and practices to address material risk. The involvement of the Board of Directors in reviewing our business strategy is an integral aspect of the Board of Directors’ assessment of management’s tolerance for risk and its determination of what constitutes an appropriate level of risk for the Company.

While the full Board of Directors has overall responsibility for risk oversight, the Board of Directors may elect to delegate oversight responsibility related to certain risks to the audit committee, which in turn would then report on the matters discussed at the committee level to the full Board of Directors. For instance, the Audit Committee could focus on the material risks facing the Company, including operational, market, credit, liquidity and legal risks.

Committees of the Board of Directors

Our Board has established an audit committee which operates under a charter that has been approved by our board.

Our board has determined that all of the members of each of the board’s audit committees are independent as defined under the rules of the NASDAQ Capital Market. In addition, all members of the audit committee meet the independence requirements contemplated by Rule 10A-3 under the Exchange Act. We currently do not have a board member that qualifies as an “audit committee financial expert” as defined in Item 407(D)(5) of Regulation S-K.

We currently do not have a nominating or compensation committee. Our board of directors believe that it is not necessary to have such committees at this time because the full board of directors can adequately perform the functions of such committees.

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Audit Committee

The audit committee’s main function is to oversee our accounting and financial reporting processes and the audits of our financial statements. This committee’s responsibilities include, among other things:

●	appointing our independent registered public accounting firm;

●	evaluating the qualifications, independence and performance of our independent registered public accounting firm;

●	approving the audit and non-audit services to be performed by our independent registered public accounting firm;

●	reviewing the design, implementation, adequacy and effectiveness of our internal accounting controls and our critical accounting policies;

●	discussing with management and the independent registered public accounting firm the results of our annual audit and the review of our quarterly unaudited financial statements;

●	reviewing, overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

●	reviewing on a periodic basis, or as appropriate, any investment policy and recommending to our board any changes to such investment policy;

●	preparing the report that the SEC requires in our annual proxy statement;

●	reviewing and approving any related party transactions and reviewing and monitoring compliance with our code of conduct and ethics; and

●	reviewing and evaluating, at least annually, the performance of the audit committee and its members including compliance of the audit committee with its charter.

The members of our audit committee are Ron Mayron and until his resignation in June 2022, David Lazar. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NASDAQ Capital Market.

The Audit Committee met telephonically on 2 occasions during the fiscal year ended December 31, 2022. Each of the members of the Audit Committee attended 100% of the meetings held by the Audit Committee during the time each director served as a member of the committee.

Nominations to the Board of Directors

Director candidates are considered based upon various criteria, including without limitation their broad-based business and professional skills and experiences, expertise in or knowledge of the life sciences industry and ability to add perspectives relating to that industry, concern for the long-term interests of our stockholders, diversity, and personal integrity and judgment. Our Board of Directors has a critical role in guiding our strategic direction and overseeing the management of our business, and accordingly, we seek to attract and retain highly qualified directors who have sufficient time to engage in the activities of our Board of Directors and to understand and enhance their knowledge of our industry and business plans.

COMMUNICATING WITH OUR BOARD

The Company has not, to date, implemented a policy or procedure by which its stockholders can communicate directly with its directors. Due to the small size of the Company and its resources, the Company believes that this is appropriate.

ATTENDANCE AT SPECIAL AND ANNUAL SHAREHOLDER MEETINGS

The Board does not have a formal policy with respect to Board members’ attendance at annual stockholder meetings, although it encourages directors to attend and participate at all such meetings.

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EXECUTIVE COMPENSATION

The following table summarizes the compensation earned in each of our fiscal years that ended December 31, 2022 and 2021 by our named executive officers, which consists of our chief executive officer and our two next most highly compensated executive officers who earned more than $100,000 during the fiscal year ended December 31, 2022 and 2021 and were serving as executive officers as of such date and our former chief executive officers. We refer to the executive officers listed below as the Named Executive Officers.

On September 27, 2023, the Board of the Company appointed Mr. Tzur Di-Cori to serve as its Chief Executive Officer (CEO), effective October 15, 2023. In conjunction with his appointment, the Company and Mr. Di-Cori entered into an employment agreement (the “Employment Agreement”), pursuant to which he will be subject to standard confidentiality, intellectual property assignment and non-compete provisions. In addition, in consideration of his service, Mr. Di-Cori will receive a monthly gross salary of NIS 45,000 ($11,842 approximately and options to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $0.58 per share, subject to and in accordance with the terms and conditions of the Company’s the 2020 Incentive Stock Plan. The options shall vest over a four year period, with 25% of the options to vest on September 30, 2024, with the balance to vest in six (6) bi-annual installments, of sixteen point six percent (16.66%) shares from the remaining balance, every six months which shell vest starting at March 31, 2025, and thereafter at the end of each subsequent 6 months period, ending by September 30, 2027, provided that Mr. Di-Cori in still acting as the Chief Executive Officer of the Company.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All other compensation ($) (2)	Total($)
Moshe Gerber -	2022	92,896		195,074	40,776	328,746
Chief Executive Officer (3)	2021	-		-	-	-

Oded Bashan –	2022	95,163		299,730	-	394,893
Executive Chairman	2021	12,434		47,194	-	59,628

Aharon Klein-	2022	124,954		3,442	16,500	144,896
Chief Technology Officer	2021	145,525		50,637	18,000	214,162

Aharon Binur-	2022	126,528		48,553	51,180	226,262
Chief Development Officer	2021	103,797		68,574	33,820	206,191

Dr. Rom Eliaz, former	2022	111,038		7,795	51,321	170,153
Chief Executive Officer (4)	2021	82,750		99,115	38,077	219,942

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1.	In accordance with SEC rules, the amounts in this column reflect the fair value on the grant date of the option awards granted to the named executive, calculated in accordance with ASC Topic 718. Stock options were valued using the Black-Scholes model. The grant-date fair value does not necessarily reflect the value of shares which may be received in the future with respect to these awards. The grant-date fair value of the stock options in this column is a non-cash expense for us that reflects the fair value of the stock options on the grant date and therefore does not affect our cash balance. The fair value of the stock options will likely vary from the actual value the holder receives because the actual value depends on the number of options exercised and the market price of our Common Stock on the date of exercise. For a discussion of the assumptions made in the valuation of the stock options, see Note 10.C to the Annual Report on Form 10-K for the year ended December 31, 2022.

2.	For 2022 and 2021, represents the compensation as described under the caption “All Other Compensation” below.

3.	Mr. Gerber as appointed Chief Executive Officer on May 2, 2022.

4.	Dr. Eliaz was appointed Chief Executive Officer on June 22, 2021 and resigned as Chief Executive Officer on August 31, 2022.

All Other Compensation

The following table provides information regarding each component of compensation for fiscal years 2022 and 2021 included in the “All Other Compensation” column in the Summary Compensation Table above. Represents amounts paid in New Israeli Shekels (NIS) and converted at average exchange rates for the year.

Name	Year	Automobile and Related Expenses $ (1)	Social Benefits $ (2)	Total $
Moshe Gerber	2022	11,794	28,982	40,776
	2021	-	-	-

Aharon Klein	2022	16,500	-	16,500
	2021	18,000	-	18,000

Aharon Binur	2022	17,859	33,321	51,180
	2021	7,449	26,371	33,820

Dr. Rom Eliaz	2022	19,936	31,385	51,321
	2021	13,199	24,878	38,077

1.	Represents a leased automobile expenses.

2.

These are comprised of contributions by us to savings, health, severance, pension, disability and insurance plans generally provided in Israel, including health, education, managerial insurance funds, and redeemed vacation pay. This amount represents Israeli severance fund payments, managerial insurance funds, disability insurance, supplemental education fund contribution and social securities. See discussion below under “Narrative Disclosure to Summary Compensation Table.”

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Outstanding Equity Awards at December 31, 2022

The following table sets forth information concerning equity awards held by each of our Named Executive Officers as of December 31, 2022.

Name	Grant Date	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Options (#) Un-exercisable	Option Exercise Price ($)	Option Expiration Date
Moshe Gerber,	May 2, 2022	-	1,300,000	0.58	*

Oded Bashan	June 20,2021	240,000	-	0.32	*

Oded Bashan	December 30, 2022	600,000	600,000	0.58	*

Aharon Klein	June 20,2021	240,000	-	0.32	*

Aharon Binur	June 20,2021	105,000	195,000	0.32	*

Aharon Binur	November 14.2022	25,000	275,000	0.58	*

Dr. Rom Eliaz	June 20,2021	150,000	-	0.32	July 31, 2027

*	Options expiration date is ten (10) years from vesting.

Narrative Disclosure to Summary Compensation Table

Our Board follows the following processes and procedures for the consideration and determination of executive and director compensation:

In establishing compensation amounts for executives, we seek to provide compensation that is competitive in light of current market conditions and industry practices. Accordingly, we will generally review market data, which is comprised of proxy-disclosed data from peer companies and information from nationally recognized published surveys for the biopharmaceutical industry, adjusted for size. The market data helps the committee gain perspective on the compensation levels and practices at the peer companies and to assess the relative competitiveness of the compensation paid to our executives. The market data thus guides us in its efforts to set executive compensation levels and program targets at competitive levels for comparable roles in the marketplace. We then considers other factors, such as the importance of each executive officer’s role to the Company, individual expertise, experience, performance, retention concerns and relevant compensation trends in the marketplace, in making its final compensation determinations.

Elements of Compensation

In addition to each officer’s base salary, our executive officer compensation program consists of a cash incentive bonus plan and discretionary stock option awards in addition to customary benefits. The amounts of compensation awarded for each element of the Company’s compensation program (i.e., base salary, bonuses and stock options) are reviewed in connection with the Company’s performance.

Base Salary

Annual base salaries compensate our executive officers for fulfilling the requirements of their respective positions and provide them with a level of cash income predictability and stability with respect to a portion of their total compensation. We believe that the level of an executive officer’s base salary should reflect the executive’s performance, experience and breadth of responsibilities, our understanding of salaries for similar positions within our industry, and any other factors relevant to that particular job.

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Base salaries are typically negotiated at the outset of an executive’s employment. Salary levels are considered annually as part of our performance review process, but also in cases including promotion or other changes in the job responsibilities of an executive officer. For named executive officers, initial base salaries generally are established in connection with negotiation of an offer of employment and employment agreement. Increases in base salary have several elements. In addition to promotion and increased responsibilities, merit and Company-wide general increases are also taken into consideration.

Stock-Based Awards

Historically, we have generally granted stock options to our employees, including our named executive officers, in connection with their initial employment with us. We also have historically granted stock options on an annual basis as part of annual performance reviews of our employees.

Our equity award program is the primary vehicle for offering long-term incentives to our executives. We do not have any equity ownership guidelines for our executives, which is consistent with other pre-commercial biotechnology companies that use stock options as the long-term incentive vehicle. Further, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, the vesting feature of our equity awards contributes to executive retention by providing an incentive for our executives to remain in our employment during the vesting period. We expect that our Board will continue to use annual equity awards to compensate our executive officers. We may also make additional discretionary grants, typically in connection with the promotion of an employee, to reward an employee, for retention purposes or in other circumstances as the Board deems appropriate.

Employment and Severance Arrangements

We consider it essential to the best interests of our stockholders to foster the continuous employment of our key management personnel. In this regard, we recognize that the possibility of a change in control may exist and that the uncertainty and questions that it may raise among management could result in the departure or distraction of management personnel to the detriment of the Company and our stockholders. In order to reinforce and encourage the continued attention and dedication of certain key members of management, we have entered into written employment agreements with certain of our named executive officers that, while at-will, contain certain change in control and severance provisions.

Employment Agreements

Moshe Gerber. The Company’s subsidiary IR. Med, Ltd. (“IR-Med Ltd.”) entered into an Employment Agreement (the “Agreement”) setting forth the terms of his employment and compensation. Under the Agreement, Mr. Gerber is entitled to an annual salary of the current New Israeli Shekel equivalent of approximately $136,752, payable on monthly basis. Mr. Gerber is also provided with a leased automobile. Under the Agreement, Mr. Gerber is also entitled to the following: (i) Manager’s Insurance under Israeli law to which IR Med Ltd contributes amounts equal to (a) 8-1/3 percent for severance payments, and 6.5%, or up to 7.5% (including disability insurance) designated for premium payment (and Mr. Gerber contributes an additional 6%) of each monthly salary payment, and (b) 7.5% of his salary (with Mr. Gerber contributing an additional 2.5%) to an education fund, a form of deferred compensation program established under Israeli law. If Mr. Gerber’s employment is terminated by us without cause on or prior to the first anniversary of his employment, then we must pay Mr. Gerber (a) the accrued obligations earned through the date of termination, (b) a lump-sum payment of an amount equal to two month of his base salary at the time of his termination; if such termination occurs after such date, then we must pay to Mr. Gerber (a) the accrued obligations earned through the date of termination, (b) a lump-sum payment of an amount equal to three months of his base salary at the time of his termination. Under the Agreement, Mr. Gerber was awarded options under the Company’s employee stock option plan for 1,300,000 shares of the Company’s common stock at a per share price of $0.32, vesting as follows: 25% of the option shares (i.e., 325,000 options shares) vest on the first anniversary of employment and the balance in six bi-annual instalments of 162,500 shares, beginning the first instalment on the bi-annual period ending October 31, 2023 and thereafter at the end of each subsequent six months, provided that Mr. Gerber is then in our employ.

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The agreement contained (i) customary confidentiality obligations which are not limited by the term of the agreement, (ii) certain non-compete provisions du ring the term of the agreement and twelve months thereafter and (iii) certain non-solicitation provisions during the term of the agreement and for one year thereafter.

On May 21, 2023, Mr. Moshe Gerber executed and delivered a Termination and Settlement Agreement pursuant to which Mr. Gerber resigned from his role as Chief Executive Officer. Mr. Gerber’s resignation was not associated with or attributable to any disagreement with the Company or the Company’s independent auditor, including without limitation, any matter relating to the Company’s accounting principles or practices, financial statement disclosures, internal controls, management or operations. Pursuant to the terms of the Termination and Settlement Agreement, Mr. Gerber will be available to the Company until August 19, 2023 (the “Notice Period”). Mr. Gerber continued to receive his salary and social benefits under his employment agreement with IR. Med through August 2023. In addition, the Company agreed that Mr. Gerber is entitled to accelerated vesting of certain of his options under the Company’s 2020 Incentive Stock Option Plan; therefore Mr. Gerber is entitled to purchase an aggregate of 433,333 shares of the Company’s common stock through December 31, 2030 at the exercise price per share of $0.32, which reflects the exercise price in the original grant. Additionally, subject to his compliance with the terms of the Termination and Settlement Agreement, at the end of the Notice Period Mr. Gerber received an additional 21,000 NIS (approximately $5,780 at the current exchange rate).

Mr. Oded Bashan, the Chairperson and a co-founder of the Company, was appointed as Interim Chief Executive Officer of the Company.

Oded Bashan. On June 27, 2022, our subsidiary and IR-Med Ltd. and Bashanti LTD a company that owned by Oded Bashan entered into consulting agreement. The Agreement provides for a continuous term and may be terminated by either party at any time with at least 12 months prior written notice. Pursuance to this agreement, Mr. Bashan’s annual fee compensation is $144,000 plus VAT. On October 26, 2022 Mr. Bashan agreed to defer payment of his fee pending a capital raise. On December 12, 2022, Mr. Bashan was awarded options under the Company’s employee stock option plan for 1,200,000 shares of the Company’s common stock at a per share price of $0.58, of which 600,000 were vested upon grant and the balance vest at December 30, 2023, subject to his continued service. The options are exercisable through the tenth anniversary of grant.

Aharon Klein. On December 24, 2020, our subsidiary and IR-Med Ltd. and Mr. Klein entered into an amended and restated consulting agreement (the “Klein Service Agreement”) replacing a service agreement dated October 1, 2019 between IR-Med Ltd. and the Company). The Klein Service Agreement provides for a continuous term and may be terminated by either party at any time, provided that if Mr. Klein resigns, he shall provide at least 30 days’ prior written notice. Pursuance to this agreement, Mr. Klein’s annual fee compensation was increased to $144,000 plus VAT. On October 26, 2022 Mr. Klein agreed to defer payment of his fee pending a capital raise. In addition, Mr. Klein is eligible to receive an automobile allowance of $750 per month. If Mr. Klein’s employment is terminated (i) by us without cause or (ii) by him for any, then we must pay Mr. Klein (a) the accrued obligations earned through the date of termination, (b) a lump-sum payment of an amount equal to one month of his base salary at the time of his termination.

The agreement contains (i) customary confidentiality obligations which are not limited by the term of the agreement, (ii) certain non-compete provisions during the term of the agreement and twelve months thereafter and (iii) certain non-solicitation provisions during the term of the agreement and for one year thereafter. Mr. Klein also agreed to assign certain intellectual property rights to IR-Med Ltd.

Aharon Binur. On March 2, 2021, IR-Med, Ltd. and Aharon Binur entered into an employment agreement pursuant to which Mr. Binur oversees the development of our product candidates which are in various stages of development. Under the agreement with Mr. Binur, he is paid an annual salary of the current New Israeli Shekel equivalent of approximately $120,170, payable on monthly basis. IR-Med Ltd. is authorized to terminate the employment agreement for any reason subject to payment of two months’ salary. Under the terms of the employment agreement with him, Mr. Binur also receives Manager’s Insurance under Israeli law for his to which IR-Med Ltd contributes amounts equal to (a) 8-1/3 percent for severance payments, and 6.5%, or up to 7.5% (including disability insurance) designated for premium payment (and Mr. Binur contributes an additional 6%) of each monthly salary and (b) 7.5% of his salary (with Mr. Binur contributing an additional 2.5%) to an education fund, a form of deferred compensation program established under Israeli law. Mr. Binur is also provided with a leased automobile. On June 20, 2021, Mr. Binur was awarded options under the Company’s employee stock option plan for 300,000 shares of the Company’s common stock at a per share price of $0.32, of which 15,000 were vested upon grant and the balance vest at the end of each calendar quarter at the rate of 15,000 shares per quarter, beginning with the quarter ended September 31, 2021, subject to his continued employment. The options are exercisable through the tenth anniversary of grant.

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On November 14, 2022, Mr. Binur was awarded options under the Company’s employee stock option plan for 300,000 shares of the Company’s common stock at a per share price of $0.58, vest at the end of each calendar quarter at the rate of 25,000 shares per quarter, beginning with the quarter ended December 31, 2022, subject to his continued employment. The options are exercisable through the tenth anniversary of grant.

Dr. Rom Eliaz -On June 22, 2021, Dr. Rom Eliaz, and IR Med Ltd entered into an employment agreement providing for the employment of Dr. Eliaz as Chief Executive Officer (the “Eliaz Employment Agreement”). Under the Eliaz Employment Agreement, Dr. Eliaz is entitled to an annual salary of the current New Israeli Shekel equivalent of approximately $150,427, payable on a monthly basis. Mr. Eliaz is also provided with a leased automobile. Under the Eliaz Employment Agreement, Dr. Eliaz is also entitled to the following: (i) Manager’s Insurance under Israeli law for the benefit of Dr. Rom Eliaz pursuant to which IR-Med Ltd contributes amounts equal to (a) 8-1/3% for severance payments, and 6.5%, or up to 7.5% (including disability insurance) designated for premium payment (and Dr. Eliaz contributes an additional 6%) of each monthly salary payment, and (b) 7.5% of his salary (with Dr. Eliaz contributing an additional 2.5%) to an education fund, a form of deferred compensation program established under Israeli law. The Eliaz Employment Agreement provides that his annual salary will be increased to the New Israeli Shekel equivalent of approximately $186,000 upon (i) the successful capital raise by the Company of at least $5.0 million in net proceeds, (ii) the successful completion of a prototype of the PressureSafe device, as determined by the Company’s board of directors and (iii) receipt by the Company of a letter of intent for the large scale commercial purchase/order of the PressureSafe device.

On April 25, 2022, Dr. Eliaz resigned from his position. In connection with his resignation, the Company agreed that Dr. Eliaz continued to receive his salary and benefits under his employment agreement through August 31, 2022. In addition, the Company agreed that Dr. Eliaz is entitled to the accelerated vesting of the next instalment of options (previously granted to in June 2021) which vested on June 30, 2022, for an aggregate total of options for 150,000 shares of the Company’s common stock and that such options may be exercised through the original exercise expiration date of July 31, 2027 at an exercise price per share of $0.32.

Potential Payments upon Change of Control or Termination following a Change of Control

Our agreements with our named executive officers provide incremental compensation in the event of termination, as described herein. Generally, we currently do not provide any severance specifically upon a change in control nor do we provide for accelerated vesting upon change in control. Termination of employment also impacts outstanding stock options.

Due to the factors that may affect the amount of any benefits provided upon the events described below, any actual amounts paid or payable may be different than those shown in this table. Factors that could affect these amounts include the basis for the termination, the date the termination event occurs, the base salary of an executive on the date of termination of employment and the price of our common stock when the termination event occurs.

The following table sets forth the compensation that would have been received by each of our executive officers had they been terminated as of December 31, 2022.

Name	Salary $	Social benefits $	Total $
Moshe Gerber	23,881	9,636	33,517
Oded Bashan	-	-	-
Aharon Klein	6,000	-	6,000
Aharon Binur	20,986	5,541	26,527

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Director Compensation

The following table sets forth for each non-employee director that served as a director during the year ended December 31, 2022:

Year Ended December 31, 2022

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)		Non Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Benefits ($)	All Other compensation ($)	Total ($)
Inna Martin			21,00	(5)				21,070
Ohad Bashan	10,909		3,442	(2)				14,351
David Lazar	7,100	-	8,808	(3)	-	-	-	15,908

1.	In accordance with SEC rules, the amounts in this column reflect the fair value on the grant date of the option awards granted to the named executive, calculated in accordance with ASC Topic 718. Stock options were valued using the Black-Scholes model. The grant-date fair value does not necessarily reflect the value of shares which may be received in the future with respect to these awards. The grant-date fair value of the stock options in this column is a non-cash expense for us that reflects the fair value of the stock options on the grant date and therefore does not affect our cash balance. The fair value of the stock options will likely vary from the actual value the holder receives because the actual value depends on the number of options exercised and the market price of our common stock on the date of exercise. For a discussion of the assumptions made in the valuation of the stock options, see Note 1. C (Stock Based Compensation) to our financial statements, which are included in Annual Report on Form 10-K for the year ended December 31, 2022, as amended.

2.	In respect of 240,000 options, all of which will vest as of June 30, 2022.

3.	In respect of 240,000 options, all of which will vest as of December 31, 2022.

4.	In respect of 160,000 options, all of which will vest as of September 30 2024.

5.	In respect of 240,000 options, all of which will vest as of September 30 2024.

Compensation Policy for Non-Employee Directors.

In January 2021, the Board of Directors adopted an updated compensation policy for non-employee directors which replaced the previous non-employee director compensation terms and which became effective January 2021. Under the policy, each director is to receive an annual cash compensation of $5,000 and $1,000 per meeting or $500 for a virtual meeting. On October 26, 2022 the board of directors decided to freeze compensation for non-employee directors.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of October 2, 2023 for (a) the executive officers named in the Summary Compensation Table of this proxy statement, (b) each of our directors and director nominees, (c) all of our current directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Under the rules of the SEC, a stockholder is deemed to be a beneficial owner of any security of which that stockholder has the right to acquire beneficial ownership in 60 days of October 2, 2023. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 68,808,970 shares of common stock outstanding on October 2, 2023.

Name and Address of Beneficial Owner	Number of Shares beneficially owned		Percentage Beneficially owned
5% or more shareholders
Yaakov Safren	6,006,120	(1)	8.39%
Paul Coulson	5,625,000	(2)	7.84%
Third Eye Investors LLC	4,687,500	(3)	6.56%
Isamar Margareten	8,721,307	(4)	11.8%
Officers and Directors
Oded Bashan	9,449,916	(5)	13.36%
Aharon Klein	8,099,110	(6)	11.55%
Yaniv Cohen	8,099,136	(7)	11.55%
Yoram Drucker	4,862,471	(8)	6.88%
Ron Mayron	320,000	(9)	*
Inna Martin	120,000	(9)	*
Ohad Bashan	240,000	(9)	*
Tzur Di Cori	—		*
Aharon Binur	250,000	(9)	*
Sharon Levkoviz	321,452	(9)	*
Officers and Directors as a Group (10 persons)	31,762,085		43.36%

*	less than 1%
(1)	Includes 1,706,119 shares issuable upon the exercise of stock options.
(2)	Includes 1,875,000 shares issuable under a currently exercisable common stock warrant.
(3)

Yitzchak Rokonsky of Third Eye Investors LLC (“Third Eye”) has sole voting and dispositive power over shares held by

Third Eye. Includes1,562,500 shares issuable under a currently exercisable common stock warrant.

(4)	Includes 4,043,466 shares issuable under a currently exercisable common stock warrant.
(5)

Represents (i) 8,609,916 shares owned by Med2Bwell Ltd. (“Med2Bwell”), of which Mr. Bashan has sole voting and dispositive power and (ii) 840,000 shares of common stock issuable upon the exercise of stock options

(6)	Includes 240,000 shares issuable upon the exercise of stock options.
(7)	Includes240,000 shares issuable upon the exercise of stock options
(8)	Includes 812,471 shares issuable upon the exercise of stock options.
(9)	Represents shares of common stock issuable upon the exercise of stock options.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Our Audit Committee Charter requires all future transactions between us and any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of them, or any other related persons, as defined in Item 404 of Regulation S-K, or their affiliates, in which the amount involved is equal to or greater than $120,000, be approved in advance by our audit committee. Any request for such a transaction must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider all available information deemed relevant by the audit committee, including, but not limited to, the extent of the related person’s interest in the transaction, and whether the transaction is on terms no less favorable to us than terms we could have generally obtained from an unaffiliated third party under the same or similar circumstances.

Related Party Transactions

Except as described below, there has not been, nor is there currently proposed, any transaction to which we are or were a party in which the amount involved exceeds the lesser of $120,000 and 1% of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities or any of their respective affiliates or immediate family members, had, or will have, a direct or indirect material interest.

In 2015, our subsidiary IR-Med, Ltd received a loan from certain of the former IR-Med stockholders to fund its continuing operations. This loan bore interest at an annual rate ranging in 2022 and 2021, from 2.42%-2.45% annually. The aggregate loan amount was repayable only upon the approval of IR Med’s board of directors and when the Company’s profits reach an amount of NIS 1,500,000 (approximately $427,000 as of December 31, 2022) and upon such terms and such installments as shall be determined by the Company’s board of directors.

In 2017, our subsidiary IR Med, Ltd received a loan from certain of the former IR-Med stockholder to fund its continuing operations. This loan bear interest at an annual rate ranging in 2022 and 2021, from 2.42%-2.45% annually. The aggregate loan amount was repayable only upon the occurrence of an investment round greater than $500,000.

In March 2020, IR Med, Ltd and the lenders agreed to amend and restate the terms of the above referenced loans (“the Amended loan agreement”) pursuant to which the lender waived all rights to convert their respective outstanding loan amounts, and the repayment date was set to December 31, 2023, or such later date to be agreed between IR Med, Ltd and the lender. As of December 31, 2022 and 2021 the carrying amounts of these loans were $38 thousand and $41 thousand respectively.

On March 6, 2018, certain of IR. Med, Ltd.’s shareholders advanced to it a convertible bridge loan in the principal amount of NIS 379,000 ($113,000) (hereinafter, the “2018 CLA”), bearing a per annum interest rate of 3% compounded and accrued annually and, originally payable on December 31, 2018, or a later date agreed to by the then holders of 80% of the outstanding shares of IR Med Ltd. Under the terms of the 2018 CLA, the loan is convertible by the holders under certain specified circumstances and is automatically convertible upon other terms. In an Exit event (as deveined in the 2018 CLA), the loan is repayable at 200% the outstanding amount or converted, at the option of the majority lenders. In March 2020, the Company and the lenders agreed to amend and restate the 2018 CLA (“the Amended CLA”). According to the Amended CLA, the lenders waived any and all rights to convert their respective outstanding loan amounts, and the repayment date was set to December 31, 2023, or such later date to be agreed by IR Med and the lenders. In addition, in case of an Exit event, as described in the Amended CLA, the loan and all accrued interest will be fully repaid immediately following the exit event. As of December 31, 2022 and 2021, the carrying amounts of the loans were $124,000 and $136,000, respectively. The Company classified the 2018 CLA as a long term liability on its balance sheets.

For the years ended December 31, 2022 and 2021, the Company paid to two directors and one shareholder of the Parent Company an aggregate consideration of US$220 thousand and US$227 thousand, respectively, in respect of research and development services.

For the years ended December 31, 2022 and 2021 the Company paid to one shareholder of the Parent Company and his relative an aggregate consideration of US$111 thousand and US$ 60 thousand, respectively in respect consulting services.

For the years ended December 31, 2022 and 2021, the Company paid to four of the Company non-employee directors an aggregate consideration of US$130 thousand and US$ 54 thousand in respect of their services.

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For the years ended December 31 2022 and 2021 the company paid to one director of the Parent Company and four of its officers, salary and related expenses totaled to US$651 thousand and US$ 374 thousand, respectively, in respect thereof.

For the years ended December 31, 2022 and 2021, the Company paid an annual amount of US$ 51 thousand to an entity controlled by two of the Company’s directors for rent and office services.

As of June 30, 2023, the Company awarded to its employees and service providers options to purchase up to 13,513,176 shares of common stock, of which options for 7,821,176 shares were at an exercise price of US$ 0.32 per share, options for 5,012,000 shares were at an exercise price of US$ 0.58 per share, options for 480,000 shares were at an exercise price of US$ 0.01 per share and options for 200,000 shares were at an exercise price of $0.64 per share.

As of June 30, 2023, options for 10,128,530 shares were vested and the remaining balance has a vesting period ranging between one to three years. The options are exercisable for periods ranging between three to ten years from the vesting date.

The aforementioned grants were approved following the adoption of the 2020 Incentive Stock Plan and the adoption of the sub plan (the “Israeli appendix”) on April 29, 2021. The Company recorded in the statement of operations a non-cash expense of $ 875 thousands and $102 thousands during the six months ended June 30, 2023 and 2022, respectively.

REPORT OF AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board. The Audit Committee consists of two members of the Board who meet the independence and experience requirements of Nasdaq and the SEC.

The Audit Committee retains our independent registered public accounting firm and approves in advance all permissible non-audit services performed by them and other auditing firms. Although management has the primary responsibility for the financial statements and the reporting process including the systems of internal control, the Audit Committee consults with management and our independent registered public accounting firm regarding the preparation of financial statements, the adoption and disclosure of our critical accounting estimates and generally oversees the relationship of the independent registered public accounting firm with our Company.

The Audit Committee reviewed our audited financial statements for the year ended December 31, 2022, and met with management to discuss such audited financial statements. The Audit Committee has discussed with Somekh Chaikin, a member of KPMG International Group, our independent registered public accounting firm, our independent accountants, the matters required to be discussed pursuant to the applicable requirements of the Public Company Accounting Oversight Board (the “PCOAB”) and the SEC. The Audit Committee has received the written disclosures and the letter from Somekh Chaikin, a member of KPMG International Group, required by applicable requirements of the PCOAB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Somekh Chaikin, a member of KPMG International Group, its independence from us and our management. Based on its review and discussions, the Audit Committee recommended to the Board that our audited financial statements for the year ended December 31, 2022 be included in our Annual Report on Form 10-K for the year then ended for filing with the SEC.

The Audit Committee of the Board of Directors

Ron Mayron, Chairman

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INFORMATION CONCERNING OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees for professional audit services rendered by Somekh Chaikin for the audit of the Company’s audited financial statements for the years ended December 31, 2022 and December 31, 2021 and fees billed for other services rendered by Somekh Chaikin during the period:

	2022	2021

Audit fees (1)	$79,500	$140,000
Audit-related fees (2)	-	-
Tax fees (3)	$1,400	$1,500
All other fees	-	-
Total:	$80,900	$141,500

(1)	Audit fees consist of audit and review services, consents and review of documents filed with the SEC.

(2)	Audit-related fees consist of assistance and discussion concerning financial accounting and reporting standards and other accounting issues.

(3)	Tax fees consist of preparation of federal and state tax returns, review of quarterly estimated tax payments, and consultation concerning tax compliance issues.

Prior to engagement, the Audit Committee pre-approves each of these services by category of service. The fees are budgeted and the Audit Committee requires our independent registered public accounting firm and management to report actual fees versus the budget at year end by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires pre-approval before engaging our independent registered public accounting firm. All of the services described above were pre-approved by our Audit Committee.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Our Board of Directors has appointed Somekh Chaikin, Tel Aviv, Israel, ID 1057, a member firm of KPMG as our independent registered public accounting firm for the fiscal year ended December 31, 2022.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

To be considered for inclusion in the proxy statement relating to our 2024 Annual Meeting of Stockholders, we must receive stockholder proposals (other than for director nominations) no later than 120 days prior to the date that is one year from this year’s mailing date. To be considered for presentation at the 2024 Annual Meeting, although not included in the proxy statement, proposals (including director nominations that are not requested to be included in our proxy statement) must be received no earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the date of the preceding year’s Annual Meeting as first specified in the notice of meeting (without regard to any postponements or adjournments of such meeting after the notice was first given). The notice must include information concerning the nominee or proposal, as the case may be, and information concerning the proposing or nominating stockholder’s ownership of and agreements related to our stock. If the 2024 Annual Meeting is held more than 30 days before or after the first anniversary of the date of the 2023 Annual Meeting, the stockholder must submit notice of any such nomination and of any such proposal that is not made pursuant to Rule 14a-8 by the later of the 90th day prior to the 2024 Annual Meeting or the 10th day following the date on which public announcement of the date of such meeting is first made. Proposals that are not received in a timely manner will not be voted on at the 2024 Annual Meeting. If a proposal is received on time, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals should be marked for the attention of Corporate Secretary, IR-Med, Inc. ZHR Industrial Zone. Rosh Pina Israel.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these requirements.

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HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the address shown on the first page of this proxy statement. If you want to receive separate copies of the annual report and any proxy statement in the future or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holders, or you may contact us at IR-Med, Inc. ZHR Industrial Zone, Rosh Pina, Israel, phone number: + 972-4-655-5054.

OTHER MATTERS

As of the date of this proxy statement, our management knows of no matter not specifically described above as to any action which is expected to be taken at the Meeting. The persons named in the enclosed proxy, or their substitutes, will vote the proxies, insofar as the same are not limited to the contrary, in their best judgment, with regard to such other matters and the transaction of such other business as may properly be brought at the Meeting.

VOTING

IF you are the holder of record of your shares, you may vote via the internet at with our transfer agent, Vstock Transfer LLC (“Vstock”) and you may mark, sign and date your proxy card and return it by email to vote@vstocktransfer.com by fax to 646-536-3179, or in person. You may also authorize a proxy to vote your shares over the internet. In order to vote over the internet you must have your shareholder identification number, which is set forth in the Notice of Internet Availability of Proxy Materials mailed to you. You may also request a paper proxy card to submit your vote by mail.

IF YOU DO NOT WISH TO VOTE BY INTERNET OR TELEPHONE, YOU MAY REQUEST A PAPER PROXY CARD. IF YOU CHOOSE TO DO SO, PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE RETURN ENVELOPE THAT WE SEND YOU UPON YOUR REQUEST.

A PROMPT RETURN OF A PAPER PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER COMMUNICATIONS OR MAILINGS.

By order of the Board of Directors,

/s/ Oded Bashan
Oded Bashan
Chairman of the Board

October 16, 2023

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APPENDIX A

IR-Med, Inc.

Amendment to Articles of Incorporation

WHEREAS, the board of directors of IR-Med, Inc. (the “Corporation”) has determined that it is advisable and in the best interests of the Corporation to increase its authorized share capital in order to provide the Corporation flexibility in its ability to carry out any future capital raising activities through the issuance of its authorized share capital and grant equity incentives to employees and service providers;

WHEREAS, the Corporation’s authorized share capital consists of two hundred and fifty million (250,000,000) shares of common stock, par value $0.001 which may be issued in one or more series at the discretion of the Board of Directors, of which [_] shares of the Corporation’s common stock are issued and outstanding and shares of the Corporation’s common stock remain issuable, and of which no shares of the Corporation’s preferred stock are issued and outstanding and [_] shares of the Corporation’s preferred stock remain issuable;

NOW, THEREFORE, effective upon receipt of stockholder approval and subject to the filing of the Articles of Incorporation with the Secretary of the State of Nevada, Article 4 of our Articles of Incorporation will be amended to read as follows:

“Section 1. Designation and Number of Shares. (a) The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 600,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”).”

In all other respects the Articles of Incorporation shall remain unchanged and in full force and effect.

APPENDIX B

Amendment to 2020 Incentive Stock Plan

WHEREAS, the board of directors of IR-Med, Inc. (the “Company”) has determined that it is advisable and in the best interests of the Company to increase the number of shares available under the Company’s 2020 Incentive Stock Plan, as amended (the “2020 Incentive Plan”), in order to provide the Company flexibility in its ability to grant equity incentives to employees, directors and consultants;

WHEREAS, the shares available under the current 2020 Incentive Plan are 16,000,000 shares;

NOW, THEREFORE, effective upon receipt of stockholder approval, Section 4(b) of the 2020 Incentive Plan will be amended to read as follows:

“Number of Shares: Subject to adjustment as provided in Section 5i of the Plan, the total number of shares of Stock which may be purchased or granted directly by Options, Stock Awards or Restricted Stock Purchase Offers, or purchased indirectly through exercise of Options granted under the Plan shall not exceed 17,500,000 shares. If any Grant shall for any reason terminate or expire, any shares allocated thereto but remaining unpurchased upon such expiration or termination shall again be available for Grants with respect thereto under the Plan as though no Grant had previously occurred with respect to such shares. Any shares of Stock issued pursuant to a Grant and repurchased pursuant to the terms thereof shall be available for future Grants as though not previously covered by a Grant.

In all other respects the 2020 Incentive Plan shall remain unchanged and in full force and effect.

IR-MED, INC.

ANNUAL MEETING OF SHAREHOLDERS

November 7, 2023

PROXY CARD

THE FOLLOWING PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF IR-MED, INC.

The undersigned shareholder of IR-Med Inc. (the “Company”) hereby appoints Sullivan & Worcester LLP, or any of them, as proxy and attorney of the undersigned, for and in the name(s) of the undersigned, to attend the annual meeting of shareholders of the Company (the “Shareholders Meeting”) to be held at Sullivan & Worcester LLP offices, located at 2 located at 1633 Broadway, New York, NY 10019, on November 7, 2023 at 9am, local time, and any adjournment thereof, to cast on behalf of the undersigned all the votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the Shareholders Meeting with all powers possessed by the undersigned if personally present at the Shareholders Meeting, including, without limitation, to vote and act in accordance with the instructions set forth below. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and revokes any proxy heretofore given with respect to such meeting.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED BELOW.

IF THIS PROXY CARD IS EXECUTED BUT NO INSTRUCTION IS GIVEN WITH RESPECT TO ANY PROPOSAL SPECIFIED HEREIN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” EACH NOMINEE IN PROPOSAL NO. 1 AND “FOR” PROPOSAL NO. 2, PROPOSAL NO. 3 AND PROPOSAL NO. 4.

VOTE VIA THE INTERNET: vote@vstocktransfer.com

VOTE VIA THE FAX: 646-536-3179

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

IR-Med, Inc.

November 7, 2023

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card are available at

https://www.ir-medical.com/agm-2023-proxy-materials/

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE

DIRECTOR NOMINEES LISTED IN PROPOSAL NO. 1 AND “FOR” PROPOSAL NO. 2, PROPOSAL NO. 3 AND PROPOSAL NO. 4

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK

YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Shareholders Meeting.		1.	Proposal No. 1 - Election of Directors: To elect the following nominees to the Board of Directors to serve a three-year term expiring in 2026 as directors of the Company and until their successors shall have been duly elected and qualified:

				FOR	AGAINST	ABSTAIN
			Ohad Bashan	☐	☐	☐
			Yoram Drucker	☐	☐	☐
			Ron Mayron	☐	☐	☐

		2.	Proposal No. 2 - To approve an amendment to the Articles of Incorporation of the Company to increase the number of authorized Common Shares from two hundred and fifty million (250,000,000) shares to six hundred million (600,000,000) shares, par value $0.001 per share.	☐	☐	☐

		3.	Proposal No. 3 - To approve of an amendment to the Company’s 2020 Equity plan to increase the number of shares available from 16,000,000 to 17,500,000.	☐	☐	☐

		4.	Proposal No. 4 - To ratify the selection of Somekh Chaikin Member Firm of KPMG International, as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2023.	☐	☐	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐		MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.